EXHIBIT 23.1

Stan J.H. Lee, CPA
2160 North Central Rd. Suite 209 Fort Lee NJ 07024
P.O. Box 436402 San Diego CA 92143-6402
619-623-7799 Fax 619-564-3408 E-mail: stan2u@gmail.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Pre-effective  Registration  Statement on Form S-1, of our report dated September 18, 2012, relating to the audited financial statements of Easy Buy Plus Inc. as of August 31, 2012 and for the period beginning August 11, 2012 (its inception) to August 31, 2012 and to the reference to our Firm under the heading "Experts" in the Prospectus.

/s/ Stan J.H. Lee, CPA

STAN J.H. Lee, CPA
Fort Lee, New Jersey
September 18, 2012